Exhibit (d)(3)

Confidentiality and Non-Disclosure Agreement

Effective Date: 1/1/2008 (“Effective Date”)

This confidentiality and non-disclosure agreement, (“Agreement”) is entered into by and between Autodesk, Inc., located at 111 Mclnnis Parkway, San Rafael, California 94903 (“Autodesk”) and Moldflow Corporation, located at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701, United States (“Company”). Each party has disclosed or anticipates disclosing to the other party certain Confidential Information (as defined below) in connection with the following business purpose: to share and evaluate information regarding each party’s business and technology for the purpose of exploring a potential business relationship between the parties (collectively, the “Business Purpose”). In consideration of the mutual promises and covenants contained in this agreement and the disclosure of confidential information in connection with the business purpose, both parties agree as follows:

1.	Definition of Confidential Information. “Confidential Information” shall mean all information, whether disclosed before or after the Effective Date, that is disclosed in written, oral, electronic, visual or other form by either party (each, as a “Disclosing Party”) to the other party (each, as a “Receiving Party”) and either (i) marked or designated as “confidential” or “proprietary” at the time of disclosure or (ii) otherwise clearly indicated to be confidential at the time of disclosure. Confidential Information may include, without limitation, computer programs, software or hardware products, product development plans, code, documentation, algorithms, know-how, trade secrets, formulas, processes, procedures, ideas, research, inventions (whether patentable or not), copyrights, schematics and other technical, business, financial and marketing information, forecasts, strategies, names and expertise of employees and consultants and customer or partner information.

2.	Confidentiality Obligation. Receiving Party agrees to protect the Confidential Information by using the same degree of care as Receiving Party uses to protect its own confidential or proprietary information (but not less than a reasonable degree of care): (i) to prevent the unauthorized use, dissemination or publication of the Confidential Information (ii) not to divulge Confidential Information to any third party, (iii) not to make any use of such Confidential Information except for the Business Purpose, and (iv) not to copy except as reasonably required in direct support of the Business Purpose. Any copies made will include appropriate marking identifying same as constituting or containing Confidential Information of Disclosing Party; and (v) not to reverse engineer any such Confidential Information. Receiving Party shall limit the use of and access to Disclosing Party’s Confidential Information to Receiving Party’s employees and to the employees of Receiving Party’s respective parent, subsidiaries and affiliated entities or authorized representatives who have: (i) a need to know and have been notified that such information is Confidential Information to be used solely for the Business Purpose; and (ii) entered into binding confidentiality obligations no less protective of Disclosing Party than those contained in this Agreement. Receiving Party may disclose Confidential Information pursuant to any statutory or regulatory authority or court order, provided Disclosing Party is given prompt prior written notice of such requirement and the scope of such disclosure is limited to the extent possible.

3.	Term. This Agreement shall have a term of one (1) year from the Effective Date. Either party may terminate this Agreement at anytime without liability for such termination however, the obligations of Receiving Party regarding use and disclosure of the Confidential Information shall survive any termination or expiration of this Agreement for a period of two (2) years after the Agreement expiration date or termination date.

4.	Exclusions. Confidential Information shall not include Confidential Information that from and after the date of disclosure: (i) is or becomes a matter of public knowledge through no fault of Receiving Party; or (ii) was rightfully in Receiving Party’s possession prior to receipt from Disclosing Party free of any obligation of confidence; or (iii) was rightfully disclosed to the Receiving Party by another person without restriction as to use or disclosure; or (iv) is independently developed by Receiving Party without use of or reference to Disclosing Party’s Confidential Information.

5.	Ownership. All Confidential Information and any Derivatives thereof, unless otherwise specified in writing remains the property of the Disclosing Party. Receiving Party acquires no rights or licenses in the intellectual property of Disclosing Party including but not limited to, patents, trademarks, copyrights or service marks under this Agreement or through any disclosure hereunder, except the limited right to use such Confidential Information in accordance with this Agreement. For purposes of this Agreement, “Derivatives” means (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws.

6.	Equitable Relief. Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of this Agreement. Upon any such breach, Disclosing Party shall be entitled to seek appropriate equitable relief, including but not limited to injunction in addition to what ever remedies it may have at law. Receiving Party will notify Disclosing Party in writing immediately upon learning of the occurrence of any unauthorized disclosure of Confidential Information or other breach of this Agreement. Receiving Party will assist Disclosing Party in remedying any unauthorized use or disclosure of Confidential Information.

7.	Return of Confidential Information. Receiving Party shall return all Confidential Information, any tangible media of expression to the extent that such tangible media incorporate any Confidential Information of Disclosing Party, and any all copies thereof upon the request of Disclosing Party. Any Confidential Information which cannot be returned must be destroyed and so certified by Receiving Party.

8.	Warranty. Disclosing Party represents and warrants to Receiving Party that it has sufficient right, title and interest in and to the Confidential Information to enter into this Agreement, to disclose the Confidential Information to Receiving Party, to modify and copy the Confidential Information, and to authorize and allow Receiving Party to do so. Disclosing Party hereby agrees to indemnify, defend and hold harmless Receiving Party from any and all damages, costs, claims and expenses incurred in connection with any claim that Disclosing Party does not have the rights set forth in this Paragraph 8, or that the access, use, or reproduction of the Confidential Information for the purpose of evaluating a possible business relationship infringes a patent or copyright or violates a third party’s trade secret rights.

Confidentiality and Non-Disclosure Agreement

9.	Export. Receiving Party will not export, directly or indirectly, any technical data acquired from Disclosing Party pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be effective from the date sent by registered or certified mail, by hand, confirmed facsimile or overnight courier to the addresses of the parties set forth herein. NOTICE IS NOT DEEMED TO HAVE BEEN GIVEN TO AUTODESK UNLESS NOTICE HAS BEEN DELIVERED AT THE FOLLOWING ADDRESS: AUTODESK, INC., Attn: General Counsel, 111 McInnis Parkway San Rafael, CA 94903.

11.	Independent Development. Receiving Party reserves the right to develop and market any technology, products or services or pursue business opportunities that compete with or are similar to those disclosed by Disclosing Party under this Agreement without the use of the Disclosing Party’s Confidential Information. Nothing contained in this Agreement shall prohibit or restrict Receiving Party from employing ideas, concepts or techniques which may be retained in the unaided human memory by Receiving Party’s personnel in the course of their review of the Confidential Information. The foregoing sentence shall not, however, grant Receiving Party any rights under any patents or copyrights.

12.	No Reliance. Autodesk Confidential Information may concern planned or future development efforts for existing or new Autodesk products and services. Autodesk Confidential Information is not intended to be a promise or guarantee of future delivery of products, services or features but merely reflect our current plans, which may change. Accordingly, Autodesk Confidential Information may not be relied on for purchasing decisions or for any other purpose.

13.	General. This Agreement supersedes all prior discussions and writings with respect to the subject matter hereof, and constitutes the entire agreement. All additions or modification of this Agreement must be made in writing and signed by both parties. Neither party shall disclose, except to those persons involved in evaluating the Business Purpose, nor as required by law, the existence or the content of this Agreement, or that the parties are discussing a potential business relationship. No failure or delay in enforcing any right will be deemed a waiver. This Agreement may not be assigned by Receiving Party without the prior written consent of Disclosing Party, which consent shall not be unreasonably withheld. The parties understand that nothing herein requires either party to proceed with any proposed transaction or relationship in connection with which Confidential Information may be disclosed. In the event that any of the provisions of this Agreement shall be held by a court unenforceable, the remaining portions hereof shall remain in full force and effect. This Agreement shall be governed by the laws of the State of California, without regard to conflicts of law provisions. All fully executed copies of this Agreement shall be deemed originals.

Acknowledged and Agreed:

Autodesk, Inc.		Moldflow Corporation

Signature:	/s/ Scott Vollmar	Signature:	/s/ Lori Henderson
Date:	1-4-08	Date:	1-2-08
Print Name:	Scott Vollmar	Print Name:	Lori Henderson
Title:	Director, Business Development	Title:	EVP

Autodesk Employee: Return fully executed original to Legal Dept., Attn. Contracts Manager 111 McInnis Parkway San Rafael, CA 94903